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           HARVEY ANNOUNCES REVISION TO CLASSIC MEDIA, LLC TRANSACTION

(CA - HARVEY ENTERTAINMENT) (OTC BB: HRVY.OB)

         LOS ANGELES - May 9, 2001 -- The Harvey Entertainment Company (OTC BB:
HRVY.OB) announced today that it and Classic Media, LLC have amended their prior agreement for the sale of Harvey's library of Classic Characters, including CASPER, THE FRIENDLY GHOST, RICHIE RICH, BABY HUEY, LITTLE AUDREY, and the other Classic Characters as well as certain contractual rights and agreements which relate to those assets. Classic Media, LLC is a New York-based company engaged in the acquisition and management of entertainment properties.

         The parties have agreed to an increase to the purchase price, to $17 million to be paid in cash at the Closing, plus the assumption of certain liabilities. The Closing is expected to occur shortly after the Harvey shareholder meeting scheduled to be held on June 12, 2001, subject to receipt of the shareholder vote and the satisfaction of other customary closing conditions.

         In addition to the price increase, the parties agreed to other minor changes to the transaction documents, including an increase in the expense reimbursement to Classic Media, LLC should the transaction not close under certain circumstances.

ABOUT THE HARVEY ENTERTAINMENT COMPANY

The Harvey Entertainment Company has an entertainment library consisting of over 150 motion pictures and 74 television episodes. Through its PM Entertainment subsidiary, the Company is involved in the production and distribution of motion pictures and television products.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements involve risks and uncertainties, including timely development and upgrades to existing products, the impact of competitive products and pricing, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission (SEC), in particular, the Company's Form 10-K filed with the SEC in 2001 for the year ended December 31, 2000.


CONTACT:

COMPANY                    MEDIA
Caroline Stewart           David Bowers
CFO                        The Bowers Group
Harvey Entertainment       (310) 444-4150
(310) 444-4100